Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Names Matteo Anversa Chief Financial Officer

Former Fiat Chrysler and General Electric executive brings global financial and operational expertise

October 19, 2016, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, today announced that Matteo Anversa has been appointed as Executive Vice President, CFO and Corporate Secretary, effective December 1, 2016. Mr. Anversa joins Myers from Fiat Chrysler Automobiles N.V. where he was Vice President, Group FP&A. Mr. Anversa brings with him an extensive background in operational finance, planning and analysis, internal audit, controls and compliance.

President and Chief Executive Officer Dave Banyard said, “I am pleased to welcome Matteo to Myers Industries. He possesses both the leadership qualities and operational finance experience essential to establishing and achieving our strategic goals. His unique combination of skills and experience, combined with his disciplined approach to financial reporting and analysis, cash management and internal controls will be considerable assets to Myers and our businesses.”

“This is an exciting time to be joining Myers Industries, and an excellent opportunity for me,” said Mr. Anversa. “I look forward to working with Dave, the Board of Directors, and the executive management team as we finalize and implement a new enterprise strategy that creates shareholder value through profitable growth and a disciplined financial approach.”

A 1996 graduate of the University of Parma, Mr. Anversa began his business career with General Electric Corporation and held various leadership roles during his 16-year tenure including CFO, GE Appliances, Consumer Home Services; CFO, GE Consumer & Industrial, Asia Pacific; and most recently CFO, GE Gas Engines. Mr. Anversa joined Fiat Chrysler in 2013 as the CFO, Ferrari SpA where he focused on enhancing compliance and internal control metrics to prepare the company for its IPO. He subsequently moved to Fiat Chrysler as Vice President, Group FP&A in 2015 with responsibility for FP&A across FCA’s global automotive business. Mr. Anversa has a proven track record of improving business profitability and cash flow and establishing robust internal controls and compliance metrics. Mr. Anversa will be relocating with his family to Northeast Ohio this winter.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.